As filed with the Securities and Exchange Commission on November 17, 2009

Registration No.  333- 156433

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

URANIUM RESOURCES, INC

(Exact name of Registrant as specified in its charter)

Delaware	75-2212772
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

405 State Highway 121 Bypass Building A, Suite
Suite 110, Lewisville, TX 75067

(972) 219-3330

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Uranium Resources, Inc.

2007 Restricted Stock Plan

(Full title of the Plan)

Thomas H. Ehrlich
Chief Financial Officer

Uranium Resources, Inc.

405 State Highway Bypass 121,
Building A, Suite 110
Lewisville, Texas 75067
(972) 219-3330

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Alfred C. Chidester

Baker & Hostetler LLP

303 East 17th Avenue Suite 1100

Denver, Colorado 80203

Phone No.: 303-764-4091

Fax No.: 303-861-2307

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Explanatory Note

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 of Uranium Resources, Inc. is being filed solely for the purpose of updating the reoffer prospectus that forms a part of the Post-Effective Amendment relating to the resale of control securities owned or to be acquired by the selling stockholders listed under the “Selling Stockholders” section of the prospectus.  The selling stockholders have acquired or will acquire the securities pursuant to the Registrant’s 2007 Restricted Stock Plan.  The reoffer prospectus contained herein has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used for reoffers or resales of the shares that have been or will be acquired by the selling stockholders.

The inclusion of the individuals listed under the “Selling Stockholders” section of the prospectus does not constitute a commitment to sell any or all of the stated number of shares of common stock.  The number of shares offered shall be determined from time to time by each selling stockholder at their sole discretion and such individuals are listed as selling stockholders solely to register for resale the shares that each has received or will receive under the Registrant’s 2007 Restricted Stock Plan.

PROSPECTUS

1,500,000 Shares of Common Stock

for Resale by Selling Stockholders

Uranium Resources, Inc.

This prospectus relates to the resale of up to 1,500,000 shares of the common stock, par value $0.001 per share, of Uranium Resources, Inc. (“Company”) that may be offered and sold, from time to time, by the selling stockholders identified under the caption “SELLING STOCKHOLDERS” in this prospectus.  The shares were acquired, or will be acquired, by the selling stockholders pursuant to the Company’s 2007 Restricted Stock Plan.  The registration of the common stock by the selling stockholders does not necessarily mean that the selling stockholders will offer or sell their respective shares.

All of the proceeds from the sale of the shares covered by this prospectus will be received by the selling stockholders.  We will not receive any of the proceeds from the sale of those shares.

Our common stock is traded on the NASDAQ Global Market under the symbol “URRE.”  On October 27, 2009, the last reported sales price for our common stock on the NASDAQ Global Market was $1.04 per share.

See “Risk Factors” beginning on page 3 of this prospectus for factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is November 17, 2009.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement.  This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have incorporated by reference contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements convey our current expectations or forecasts of future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are generally identifiable by use of the words “estimate,” “project,” “believe,” “intend,” “plan,” “anticipate,” “expect” and similar expressions. These forward-looking statements include management’s expectations regarding our reserves and mineralized uranium material, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico and planned dates for commencement of production. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Actual results could differ materially from those in forward-looking statements because of, among other reasons, the factors described below and in the periodic reports that we file with the SEC from time to time, including Forms 10-K, 10-Q and 8-K and any amendments thereto. The forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks.

Key factors that could cause actual results to be different than expected or anticipated include, but are not limited to:

•the price of uranium;

•weather conditions;

•operating conditions at our mining projects;

•government regulation of the mining industry and the nuclear power industry;

•the world-wide supply and demand of uranium;

•availability of capital;

•timely receipt of mining and other permits from regulatory agencies; and

•the risks set forth herein under the caption “Risk Factors.”

In light of these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or as of the date of any document incorporated by reference in this prospectus, as applicable. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus and the documents incorporated by reference. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

PROSPECTUS SUMMARY

As used in this prospectus, the terms “we,” “us,” “our,” “our company,” “URI” and “Uranium Resources” mean Uranium Resources, Inc. and our subsidiaries, unless the context otherwise requires.

The Company

Uranium Resources, Inc. is a uranium exploration, mine development and production company. We were organized in 1977 to acquire and develop uranium mines in South Texas using the in-situ recovery mining process (ISR).    Since our founding, we have produced over 8 million pounds U3O8 from five Texas projects, two of which have been fully restored and returned to the land owners. We currently have two fully licensed ISR processing facilities in Texas: Kingsville Dome and Rosita. Since 1986, we have built a significant asset base in New Mexico that includes 101.4 million pounds U3O8 of in-place mineralized uranium material on 183,000 acres of uranium mineral holdings.

We are a Delaware corporation.  Our principal executive offices are located at 405 State Highway Bypass 121, Building A, Suite 110, Lewisville, Texas.  Our telephone number is (972) 219-3330 and our website address is www.uraniumresources.com.

The Offering

This offering relates to 1,500,000 shares of our common stock that may be offered and sold, from time to time, by the selling stockholders identified in this prospectus under the caption “SELLING STOCKHOLDERS.”  All the proceeds from the sale of the shares covered by this prospectus will be received by the selling stockholders.  We will not receive any proceeds from the sale of the shares.  Our common stock is traded on the NASDAQ Global Market under the symbol “URRE.”

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the following risk factors and other information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement before deciding to purchase any shares of our common stock.  The factors identified below are important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by us or on our behalf.

Risks Relating to this Offering and Ownership of our Common Stock

Over 22.2% of our shares of common stock are controlled by principal stockholders and management.

Approximately 13.0% of our common stock is controlled by one stockholder of record. In addition, our directors and officers are the beneficial owners of about 9.2% of our common stock. This includes with respect to both groups shares that may be purchased upon the exercise of outstanding options. This means that our principal shareholders, executive officers and directors exercise significant control over our business and affairs, which could have the effect of, among other things, delaying, deferring, preventing or facilitating a sale of our business or a business combination with a third party.

Terms of subsequent financings may adversely impact an investment in the common stock.

In order to finance our cash needs, we may be required to raise additional capital through the issuance of equity or debt securities. If we are required to issue new classes of equity or debt securities with preferential rights, the holders of these newly issued classes of equity or debt securities could be granted rights having priority over those of holders of our common stock.  These preferential rights could include, but are not limited to, preferred rights to dividends or to receive other distributions in the event we are liquidated.  Any subordination of the rights of the common stockholders to those of a newly created class of equity or debt security could negatively impact the value of shares of our common stock.

The market price of our common stock may fluctuate significantly.

The price of the common stock after this offering may be higher or lower than the price you pay. The market price and liquidity of the market for shares of our common stock may be significantly affected by numerous factors, including some which are beyond our control and may not be directly related to our operating performance. These factors include those described above under “Risks Related to Our Business and Industry” and the following:

•              termination or expiration of one or more of our key contracts;

•              announcements by us or our competitors of significant contracts, productions, projects, acquisitions, strategic investments or capital commitments;

•              changes in earnings estimates or recommendations by analysts who cover our common stock;

•              variations in our quarterly operating results or the quarterly financial results of companies perceived to be competitors or similar to us;

•              changes in our capital structure, such as future issuances of securities, sales of large blocks of common stock by our stockholders or the incurrence of additional debt; and

•              changes in general economic and market conditions.

We do not anticipating paying dividends on our common stock.

We do not anticipate paying any dividends on our common stock in the foreseeable future. We currently anticipate that we will retain all of our available cash, if any, for use as working capital and for other general corporate purposes. Any payment of future dividends will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant. Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase shares of our common stock.

Shareholders could be diluted if we were to use common stock to raise capital.

Shareholders may be diluted if we raise capital through the issuance of additional shares of capital stock.  Dilution would occur if we sell common stock or debt convertible into common stock, with conversion and other terms more favorable that the terms available in the market.  Any transaction resulting in dilution to existing stockholders could have a negative impact on the price of our common stock.

We may need to obtain additional financing in order to implement our business plan, and the inability to obtain it could cause our business plan to fail.

As of October 27, 2009, we had approximately $7.4 million in cash.  Notwithstanding, we could require additional financing in order to complete our plan of operations. We may not be able to obtain all or any of the financing we require. Our ability to obtain additional financing is subject to a number of factors, including the market price of uranium, market conditions, investor acceptance of our business plan, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. In recognition of current economic conditions and the recent shut-down of production, we have significantly reduced our spending, delayed or cancelled planned activities and substantially changed our current corporate structure. However, these actions could have material adverse effects on our business, revenues, operating results, and prospects, which could have a material adverse effect on our ability to obtain additional financing.

Risks Related to Our Business or Industry

We ceased our uranium production at the end of June 2009. If we cannot add additional reserves to replace production in the future, monetize certain existing Company assets and/or have the ability to access additional sources of private or public capital, we may not be able to remain in business.

Our Vasquez project has been depleted of its economically recoverable reserves and our Rosita and Kingsville Dome projects have minimal identified economically recoverable reserves. Our future uranium production, cash flow and income are dependent upon our ability to bring on new, as yet unidentified, wellfields and to acquire and develop additional reserves. We cannot assure investors that our properties will be placed into production or that we will be able to continue to find, develop, acquire and finance additional reserves.   The failure to do any of the foregoing could have a material adverse effect on our business or render us unable to remain in business.

Our ability to function as an operating mining company will be dependent on our ability to mine our properties at a profit sufficient to finance further mining activities and for the acquisition and development of additional properties. The volatility of uranium prices makes long-range planning uncertain and raising capital difficult.

We have made the decision to defer all activities for delineation and development of new wellfields at our South Texas projects.  Production from our recently operating wellfields at Kingsville Dome were depleted in the second quarter of 2009.  This decision will limit our ability to generate additional cash from operations. Our ability to operate on a positive cash flow basis will be dependent on mining sufficient quantities of uranium at a profit sufficient to finance our operations and for the acquisition and development of additional mining properties. Any profit will necessarily be dependent upon, and affected by, the long and short term market prices of uranium, which are subject to significant fluctuation. Uranium prices have been and will continue to be affected by numerous factors beyond our control. These factors include the demand for nuclear power, political and economic conditions in uranium producing and consuming countries, uranium supply from secondary sources and uranium production levels and cost of production. A significant, sustained drop in uranium prices may make it impossible to operate our business at a level that will permit us to cover our fixed costs or to remain in operation.

We face risks related to exploration and development, on our properties.

Our level of profitability, if any, in future years will depend to a great degree on uranium prices and whether any of our exploration stage properties can be brought into production. The exploration for and development of uranium deposits involves significant risks. It is impossible to ensure that the current and future exploration programs and/or feasibility studies on our existing properties will establish reserves. Whether a uranium ore body will be commercially viable depends on a number of factors, including, but not limited to: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; uranium prices, which cannot be predicted and have been highly volatile in the past; mining, processing and transportation costs; perceived levels of political risk and the willingness of lenders and investors to provide project financing; labor costs and possible labor strikes; and governmental regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting materials, foreign exchange, environmental protection, employment, worker safety, transportation, and reclamation and closure obligations. Exploration is expensive and most exploration projects do not result in the discovery of commercially mineable deposits of uranium. As a result, we could expend significant financial resources without realizing any material benefit to our business.

The only market for uranium is nuclear power plants worldwide, and there are a limited number of customers.

We are dependent on a limited number of electric utilities that buy uranium for nuclear power plants. Because of the limited market for uranium, a reduction in purchases of newly produced uranium by electric utilities for any reason (such as plant closings) would adversely affect our profitability and, ultimately the viability of our business.

Our business is dependent on the market price of uranium.

The price of alternative energy sources affects the demand for and price of uranium.   The attractiveness of uranium as an alternative fuel to generate electricity is to some degree dependent on the relative prices of oil, gas, coal and hydro-electricity and the possibility of developing other low cost sources for energy.  In the event alternative energy sources become less expensive or new energy sources become available, the price of uranium could be negatively impacted.  Any significant decrease in the price of uranium would negatively impact our business and results of operations.  In addition, the market price of uranium is influenced by sales of its uranium stockpile by the United States Department of Energy (“DOE”).  Decisions by the DOE to sell significant amounts of its stockpile have a negative impact on the market price of uranium

Public acceptance of nuclear energy is uncertain.

Maintaining the demand for uranium at current levels and future growth in demand will depend upon acceptance of nuclear technology as a means of generating electricity. Lack of public acceptance of nuclear technology would adversely affect the demand for nuclear power and potentially increase the regulation of the nuclear power industry.  Any decrease in demand for nuclear energy would negatively impact the price of uranium and any increase in regulation could result in significant additional costs to our business.

The Navajo Nation ban on uranium mining in Indian Country encompasses approximately 84% of our in-place mineralized uranium material on our properties in New Mexico and will adversely affect our ability to mine unless the ban is overturned.

In April 2005, the Navajo Nation Council passed the Diné Natural Resources Protection Act of 2005 prohibiting uranium mining and processing on any sites within Indian Country. We believe that the ban is beyond the jurisdiction of the Navajo Nation. However, the ban may prevent us from developing and operating certain properties in New Mexico until the jurisdictional issue is resolved.  In February 2007, the USEPA determined that Section 8 of our Church Rock property was Indian Country and that the USEPA and not the state of New Mexico has the authority to issue the Underground Injection Control, or UIC, permits for Section 8 that are a precondition to mining. We have appealed that decision to the United States Court of Appeals for the Tenth Circuit. On April 17, 2009, the Tenth Circuit ruled that Section 8 is Indian Country and, therefore, comes under the jurisdiction of the USEPA.  The Tenth Circuit has granted en banc review of this decision.  The order granting en banc review states that oral argument will likely be set for January 2010.  There can be no assurance that we will prevail in our position.  If the Tenth Circuit’s ruling is allowed to stand, as much as 84% of our in-place mineralized uranium materials in New Mexico could be in Indian Country and, therefore, subject to the jurisdiction of the USEPA, which could prevent us from developing and operating the properties indefinitely.

We may not be able to mine a substantial portion of our uranium in New Mexico until a mill is built in New Mexico.

We may be unable to mine a substantial portion of our uranium in New Mexico unless a mill is built in New Mexico.  There can be no assurance that a mill will be built in the foreseeable future.  Since a significant portion of our uranium is located in NM the inability to mine such uranium could have a material adverse effect on our business.

Itochu has terminated our joint venture with them for the development of the Church Rock Property and we do not have a committed source of financing for the development of our Church Rock Property.

On December 5, 2006, HRI-Church Rock, Inc., our wholly-owned subsidiary, entered into a joint venture with a wholly-owned subsidiary of Itochu Corporation to develop jointly our Church Rock property in New Mexico. Under the terms of the joint venture, both parties had until April 2, 2007 to decide whether or not to move forward with the joint venture. The parties agreed to extend that date to March 2, 2009. On March 6, 2009, we received notification that Itochu had terminated the joint venture. With termination of the joint venture we do not have a committed source of financing for the development of our Church Rock property.  Although we will retain all of the rights to the Church Rock asset, there can be no assurance that we will be able to obtain financing on favorable terms or at all to develop this property.

Our operations are subject to environmental risks.

We are required to comply with environmental protection laws and regulations and permitting requirements, and we anticipate that we will be required to continue to do so in the future. We have expended significant resources, both financial and managerial, to comply with environmental protection laws, regulations and permitting requirements and we anticipate that we will be required to continue to do so in the future. The material laws and regulations within the United States with which we must comply include the Atomic Energy Act, Uranium Mill Tailings Radiation Control Act of 1978 (UMTRCA), Clean Air Act, Clean Water Act, Safe Drinking Water Act, Federal Land Policy Management Act, National Park System Mining Regulations Act, and the State Mined Land Reclamation Acts and State Department of Environmental Quality regulations, as applicable.  We are required to comply with the Atomic Energy Act, as amended by UMTRCA, by applying for and maintaining an operating license from the NRC and the state of Texas. Uranium operations must conform to the terms of such licenses, which include provisions for protection of human health and the environment from endangerment due to radioactive materials. The licenses encompass protective measures consistent with the Clean Air Act and the Clean Water Act.  Mining operations may be subject to other laws administered by the federal Environmental Protection Agency and other agencies.

The uranium industry is subject not only to the worker health and safety and environmental risks associated with all mining businesses, but also to additional risks uniquely associated with uranium mining and milling. The possibility of more stringent regulations exists in the areas of worker health and safety, storage of hazardous materials, standards for heavy equipment used in mining or milling, the disposition of waste, the decommissioning and reclamation of exploration, mining and in-situ sites, climate change and other environmental matters, each of which could have a material adverse effect on the costs or the viability of a particular project.

We cannot predict what environmental legislation, regulation or policy will be enacted or adopted in the future or how future laws and regulations will be administered or interpreted. The recent trend in environmental legislation and regulation, generally, is toward stricter standards, and this trend is likely to continue in the future. This recent trend includes, without limitation, laws and regulations relating to air and water quality, mine reclamation, waste handling and disposal, the protection of certain species and the preservation of certain lands. These regulations may require the acquisition of permits or other authorizations for certain activities. These laws and regulations may also limit or prohibit activities on certain lands. Compliance with more stringent laws and regulations, as well as potentially more vigorous enforcement policies or stricter interpretation of existing laws, may necessitate significant capital outlays, may materially affect our results of operations and business, or may cause material changes or delays in our intended activities.

Our operations may require additional analysis in the future, including environmental, cultural and social impact and other related studies. Certain activities require the submission and approval of environmental impact assessments. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers, and employees. We cannot assure investors that we will be able to obtain or maintain all necessary permits that may be required to continue our operation or our exploration of our properties or, if feasible, to commence development, construction or operation of mining facilities at such properties on terms which enable operations to be conducted at economically justifiable costs. If we are unable to obtain or maintain permits or water rights for development of our properties or otherwise fail to manage adequately future environmental issues, our operations could be materially and adversely affected.

Because mineral exploration and development activities are inherently risky, we may be exposed to environmental liabilities and other dangers. If we are unable to maintain adequate insurance, or liabilities exceed the limits of our insurance policies, we may be unable to continue operations, which may result in a loss of an investors’ investment.

The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production. Unusual or unexpected formations, formation pressures, fires, power outages, labor disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are other risks involved in extraction operations and the conduct of exploration programs. Previous mining operations may have caused environmental damage at certain of our properties. It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective. If any of our properties are found to have commercial quantities of uranium, we would be subject to additional risks respecting any development and production activities.

Although we carry liability insurance with respect to our mineral exploration operations, we may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards against which we cannot insure or against which we may elect not to insure. In addition, the insurance industry is undergoing change and premiums are being increased. If premiums should increase to a level we cannot afford, we could not continue in business.

Our inability to obtain financial surety would threaten our ability to continue in business.

Future bonding requirements to comply with federal and state environmental and remediation requirements and to secure necessary licenses and approvals will increase significantly when future development and production occurs at our sites in Texas and New Mexico. The amount of the bonding for each producing property is subject to annual review and revision by regulators. We expect that the issuer of the bonds will require us to provide cash collateral equal to the face amount of the bond to secure the obligation. In the event we are not able to raise, secure or generate sufficient funds necessary to satisfy these bonding requirements, we will be unable to develop our sites and bring them into production, which inability will have a material adverse impact on our business and may negatively affect our ability to continue to operate.

Competition from better-capitalized companies affects prices and our ability to acquire properties and personnel.

There is global competition for uranium properties, capital, customers and the employment and retention of qualified personnel. In the production and marketing of uranium, there are approximately 15 major producing entities, some of which are government controlled and all of which are significantly larger and better capitalized than we are. Many of these organizations also have substantially greater financial, technical, manufacturing and distribution resources than we have.

We also compete with uranium recovered from the de-enrichment of highly enriched uranium obtained from the dismantlement of United States and Russian nuclear weapons and imports to the United States of uranium from the former Soviet Union. In addition, there are numerous entities in the market that compete with us for properties and are attempting to become licensed to operate ISR facilities.  There can be no assurance that we will be able to successfully compete in our industry.  Any loss of market share to our competitors could materially adversely affect our business and the value of an investment in our common stock.

Our business could be harmed if we lose the services of our key personnel.

Our business and mineral exploration programs depend upon our ability to employ the services of geologists, accountants and other experts. In operating our business and in order to continue our programs, we compete for the services of professionals with other mineral exploration companies and businesses. In addition, several entities have expressed an interest in hiring certain of our employees. Our ability to maintain and expand our business and continue our exploration programs may be impaired if we are unable to continue to employ or engage those parties currently providing services and expertise to us or identify and engage other qualified personnel to do so in their place.

Because we have limited capital, inherent mining risks pose a significant threat to us compared with our larger competitors.

Because we have limited capital, we are unable to withstand significant losses that can result from inherent risks associated with mining, including environmental hazards, industrial accidents, flooding, interruptions due to weather conditions and other acts of nature which larger competitors could withstand. Such risks could result in damage to or destruction of our infrastructure and production facilities, as well as to adjacent properties, personal injury, environmental damage and processing and production delays, causing significant monetary losses and possible legal liability.  Any significant reduction in our capital resulting from the losses described above could impair our ability to implement our business plan and have a material adverse effect on our operations.

USE OF PROCEEDS

The proceeds from the sale of the common stock covered by this prospectus will be received by the selling stockholders.  We will not receive any proceeds from the sale by any selling stockholder of the shares of common stock offered by this prospectus.

SELLING STOCKHOLDERS

This prospectus covers offers and sales from time to time by the selling stockholders of the Company’s common stock, issued or to be issued to the selling stockholders pursuant to the terms of the 2007 Restricted Stock Plan.  Under Rule 416 of the Securities Act, the selling stockholders may also offer and sell common stock issued to the selling stockholders as a result of, among other things, stock splits, stock dividends and other similar events that affect the number of common shares held by the selling stockholders.  Registration of the selling stockholders’ common stock does not necessarily mean that the selling stockholders will offer or sell any of their shares.

The following table sets forth, as of October 1, 2009, the name of each of the selling stockholders, the nature of his, her or its position, office, or other material relationship to the Company or its subsidiaries within the most recent past three years, and the number of shares of common stock that each such selling stockholder owned of record as of the date of this prospectus.  The table also sets forth the number of shares of common stock owned by each selling stockholder that are offered for sale by this prospectus and the number and percentage of shares of common stock to be held by each such selling stockholder assuming the sale of all the shares offered hereby.  The Company may supplement this prospectus from time to time to disclose the names, relationships to the Company and holding of securities of additional selling stockholders.  No statement contained herein nor the delivery of this prospectus in connection with a sale by any selling stockholder shall be deemed an admission by the Company or such selling stockholder that such selling stockholder is in a control relationship with the Company within the meaning of the Securities Act.

Name	Number of Shares Owned	Maximum Number of Shares to be Offered	Number of Shares of Owned After Offering	Percentage of Shares Owned After Offering (1)
Paul K. Willmott, Executive Chairman	1,474,107	38,347	1,435,760	2.3%
Donald C. Ewigleben, President, CEO and COO	400,000	400,000	—	—
Richard A. Van Horn, Executive Vice President	653,211	118,878	534,333	0.9%
Mark S. Pelizza, Senior Vice President	556,510	80,530	475,980	0.8%
Thomas H. Ehrlich, Vice President and CFO	646,891	72,860	574,031	0.9%
David N. Clark, Former President and CEO	1,025,628	115,628	910,000	1.5%
Mathew F. Lueras, Controller, New Mexico	8,000	8,000	—	—

(1) Does not include percentages of less than 1.0%.

PLAN OF DISTRIBUTION

Shares offered hereby may be sold from time to time directly by or on behalf of the selling stockholders in one or more transactions on the NASDAQ Global Market or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The selling stockholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

In connection with such sales, the selling stockholders and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of shares must also be made by the selling stockholders in compliance with all other applicable state securities laws and regulations.

In addition to any shares sold hereunder, selling stockholders may, at the same time, sell any shares of common stock owned by them in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this prospectus. There can be no assurance that any of the selling stockholders will sell any or all of the shares offered by them hereby.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Baker & Hostetler LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements of Uranium Resources, Inc., incorporated in this prospectus by reference from Uranium Resources, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference.  Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The information regarding our uranium mineralized materials in New Mexico incorporated by reference in this prospectus is included in reliance on the report submitted by Behre Dolbear & Company (USA), an independent private engineering firm, and has been included herein in reliance on the authority of such firm as experts in geology and engineering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock offered hereby.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto.  You can find additional information regarding us and the common stock in the registration statement and the exhibits.

We are subject to the informational requirements of the Securities Exchange Act of 1934 pursuant to which we file reports and other information with the SEC.  This information is available free of charge by calling us collect at  (972) 219-3330, by written request directed to us at Uranium Resources, Inc., 405 State Highway Bypass 121, Building, A, Suite 110, Lewisville, Texas  75067 or on our website at www.uraniumresources.com. You also may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Room, 100 F Street, NE, Washington, D.C. 20549-0102.

All information concerning us contained in this prospectus has been furnished by us. No person is authorized to make any representation with respect to the matters described in this prospectus other than those contained in this prospectus and if given or made must not be relied upon as having been authorized by us or any other person.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” documents we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus.

The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

•               Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (field with the SEC on March 11, 2009);

•               Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 (filed with the SEC on May 11, 2009), June 30, 2009 (filed with the SEC on August 10, 2009) and September 30, 2009 (filed with the SEC on November 9, 2009);

•               All other reports filed pursuant to Section 13 or 15(d) of the Exchange Act since December 31, 2008; and

•               The description of the common stock contained in the Company’s registration statement on Form 8-A (filed with the SEC on April 11, 2007).

All documents filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules and regulations, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You may request and obtain a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Uranium Resources, Inc.

405 State Highway Bypass 121

Building A, Suite 110

Lewisville, Texas 75067

Attention: Thomas H. Ehrlich

972-219-3330

1,500,000 Shares

of Common Stock

Uranium Resources, Inc.

Prospectus

November 17, 2009

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities registered hereunder have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of the filing of such documents. Information that we file later with the Commission will automatically update and supersede the information contained in these documents:

(1) The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008 (filed with the SEC on March 11, 2009);

(2) The Company’s quarterly reports on Form 10-Q for the periods ended March 31, 2009 (filed with the SEC on May 11, 2009), June 30, 2009 (filed with the SEC on August 10, 2009) and September 30, 2009 (filed with the SEC on November 9, 2009);

(3) All other reports filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act since December 31, 2008; and

(4)      The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A (filed with the SEC on April 11, 2007).

Item 4.                 Description of Securities

Not Applicable

Item 5.                 Interests of Named Experts and Counsel

Not Applicable

Item 6.                 Indemnification of Directors and Officers

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by him (“Expenses”), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The Delaware General Corporation Law (the “DGCL”) also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the DGCL provides the general authorization of advancement of a director’s or officer’s litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

Our Bylaws and Restated Certificate of Incorporation provide for indemnification of our directors and officers and for advancement of litigation expenses to the fullest extent permitted by current Delaware law.

We maintain a policy of directors and officers liability insurance which reimburses us for expenses which we may incur in connection with the foregoing indemnity provisions and which may provide direct indemnification to directors and officers where we are unable to do so.

Item 7.                 Exemption From Registration Claimed

Not Applicable

Item 8.                 Exhibits

Exhibit
Number	Description

4	Uranium Resources, Inc. 2007 Restricted Stock Plan (filed with the Company’s Form 10-Q dated May 10, 2007, SEC File No. 000-17171).
23.1	Consent of Independent Registered Public Accounting Firm.
23.3	Consent of Behre Dolbear & Company (USA) Inc.
24	Power of Attorney (included on signature page)

Item 9. Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)          Each Re-Offer Prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)           The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement on Form S-8 (Registration No.  333- 156433) to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Lewisville, State of Texas, on the 17th  day of November, 2009.

URANIUM RESOURCES, INC.

By:	/s/ Thomas H. Ehrlich
Thomas H. Ehrlich
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement on Form S-8 (Registration No.  333- 156433) has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul K. Willmott	Executive Chairman and Director	November 17, 2009
Paul K. Willmott

/s/ Donald C. Ewigleben	President, Chief Executive Officer, Chief Operating Officer and Director (principal executive officer)	November 17, 2009
Donald C. Ewigleben

/s/ Thomas H. Ehrlich	Vice President—Finance, Chief Financial Officer, Secretary and Treasurer	November 17, 2009
Thomas H. Ehrlich	(principal financial and accounting officer)

/s/ Terence J. Cryan	Director	November 17, 2009
Terence J. Cryan

/s/ Leland O. Erdahl	Director	November 17, 2009
Leland O. Erdahl

/s/ Marvin K. Kaiser	Director	November 17, 2009
Marvin K. Kaiser

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald C. Ewigleben and Thomas H. Ehrlich, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form S-8 (Registration No.  333- 156433), and to file same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Paul K. Willmott	Executive Chairman and Director	November 17, 2009
Paul K. Willmott

/s/ Donald C. Ewigleben	President, Chief Executive Officer, Chief Operating Officer and Director (principal executive officer)	November 17, 2009
Donald C. Ewigleben

/s/ Thomas H. Ehrlich	Chief Financial Officer, Vice President of Finance, Secretary and Treasurer (principal financial and accounting officer)	November 17, 2009
Thomas H. Ehrlich

/s/ Terence J. Cryan	Director	November 17, 2009
Terence J. Cryan

/s/ Leland O. Erdahl	Director	November 17, 2009
Leland O. Erdahl

/s/ Marvin K. Kaiser	Director	November 17, 2009
Marvin K. Kaiser

EXHIBIT INDEX

Exhibit
Number	Description

4*	Uranium Resources, Inc. 2007 Restricted Stock Plan (filed with the Company’s Form 10-Q dated May 10, 2007, SEC File No. 000-17171).
23.1	Consent of Independent Registered Public Accounting Firm.
23.3	Consent of Behre Dolbear & Company (USA) Inc.
24	Power of Attorney (included on signature page)

* Not filed herewith. Incorporated by reference pursuant to Rule 12b-32 under the Securities Exchange Act of 1934.